Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sirna Therapeutics, Inc. for the registration of 5,760,000 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2004, with respect to the financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 12, 2004